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Exhibit (a)(5)(E)

HELEN OF TROY ANNOUNCES
PRELIMINARY RESULTS OF ITS TENDER OFFER

        El Paso, TX, March 11, 2014—Helen of Troy Limited (NASDAQ: HELE) ("Helen of Troy" or the "Company") today announced the preliminary results of its modified "Dutch auction" tender offer to repurchase up to $300 million in value of its common shares, which expired at 12:00 midnight, New York City time, on Monday, March 10, 2014. Based on the preliminary count by Computershare Trust Company, N.A., the Depositary for the tender offer, approximately 3.69 million common shares were properly tendered and not properly withdrawn at or below the expected final purchase price of $66.50 per share, including shares that were tendered through notices of guaranteed delivery.

        In accordance with the terms and conditions of the tender offer, the Company expects to acquire 3,694,158 common shares at a final purchase price of $66.50 per share, for an aggregate purchase price of approximately $245.7 million (excluding fees and expenses relating to the tender offer). The tender offer was not subject to proration. These shares represent approximately 11.51% of the Company's issued and outstanding common shares as of February 5, 2014.

        The number of shares to be purchased and the price per share are preliminary and are subject to verification by Computershare and subject to change. The preliminary information is based on the assumption that all shares tendered through notice of guaranteed delivery will be delivered within the three trading day settlement period and the final information may vary for a number of reasons, including if some or all of the shares tendered through notices of guaranteed delivery are not delivered within such three trading day settlement period. The actual number of shares to be purchased and the final price per share will be announced following the expiration of the guaranteed delivery period and completion of the confirmation process by Computershare, and are not expected to be announced until at least March 13, 2014. Promptly after such announcement, payment for the shares validly tendered and accepted for payment under the tender offer will be made and shares tendered and not purchased in the tender offer will be returned.

        As noted in the Offer to Purchase relating to the tender offer, the Company's Board of Directors recently authorized the repurchase of an aggregate of $550 million of its Common Stock, including the shares to be purchased in the tender offer, in keeping with the Company's intention to return to shareholders excess capital not otherwise deployed for strategic acquisitions. Subsequent repurchases may include open market purchases, privately negotiated transactions, block trades, accelerated stock repurchase transactions, or any combination of such methods.

        The Dealer Manager for the tender offer is J.P. Morgan Securities LLC, and the Information Agent is Georgeson, Inc. The Depositary is Computershare Trust Company, N.A. For questions and information, please call the Dealer Manager or the Information Agent toll free at 1-877-371-5947 or 1-800-676-0281, respectively.

About Helen of Troy

        Helen of Troy Limited is a leading global consumer products company offering creative solutions for its customers through a strong portfolio of well-recognized and widely-trusted brands, including: Housewares: OXO®, Good Grips®, Soft Works®, OXO tot® and OXO Steel®; Healthcare/Home Environment: Vicks®, Braun®, Honeywell®, PUR®, Febreze®, Stinger®, Duracraft® and SoftHeat®; and Personal Care: Revlon®, Vidal Sassoon®, Dr. Scholl's®, Pro Beauty Tools®, Sure®, Pert®, Infusium23®, Brut®, Ammens®, Hot Tools®, Bed Head®, Karina®, Ogilvie® and Gold 'N Hot®. The Honeywell® trademark is used under license from Honeywell International Inc. The Vicks®, Braun®, Febreze® and Vidal Sassoon® trademarks are used under license from The Procter & Gamble Company. The Revlon® trademark is used under license from Revlon Consumer Products Corporation. The Bed Head® trademark is used under license from Unilever PLC. The Dr. Scholl's® trademark is used under license from MSD Consumer Care, Inc.

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 FORWARD-LOOKING STATEMENTS

        This press release may contain forward looking statements, which are subject to change. Any or all of the forward looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many of these factors will be important in determining the Company's actual future results. Consequently, no forward looking statement can be guaranteed. Actual future results may vary materially from those expressed or implied in any forward looking statements. The forward looking statements are qualified in their entirety by a number of risks that could cause actual results to differ materially from historical or anticipated results. Generally, the words "anticipates", "estimates", "believes", "expects", "plans", "may", "will", "should", "seeks", "project", "predict", "potential", "continue", "intends", and other similar language identify forward looking statements. The Company cautions readers not to place undue reliance on forward looking statements. The Company intends its forward looking statements to speak only as of the time of such statements, and does not undertake to update or revise any forward looking statement, whether as a result of new information, additional or subsequent developments or otherwise. The forward looking statements contained in this press release should be read in conjunction with, and are subject to and qualified by, the risks described in the Company's Form 10-K for the year ended February 28, 2013 and in our other filings with the SEC. Investors are urged to refer to such risk factors referred to above for a description of these risks. Such risks include, among others, the departure and recruitment of key personnel, the Company's ability to deliver products to our customers in a timely manner, the Company's geographic concentration of certain U.S. distribution facilities, which increases our exposure to significant shipping disruptions and added shipping and storage costs, difficulties encountered during the transition to the Company's new distribution facility could interrupt the Company's logistical systems and cause shipping disruptions, the Company's projections of product demand, sales, net income and earnings per share are highly subjective and our future net sales revenue, net income and earnings per share could vary in a material amount from such projections, expectations regarding acquisitions and the integration of acquired businesses, the Company's relationship with key customers and licensors, the costs of complying with the business demands and requirements of large sophisticated customers, the Company's dependence on foreign sources of supply and foreign manufacturing, the impact of changing costs of raw materials and energy on cost of goods sold and certain operating expenses, circumstances that may contribute to future impairment of goodwill, intangible or other long lived assets, the risks associated with the use of trademarks licensed from and to third parties, our dependence on the strength of retail economies and vulnerabilities to an economic downturn, the Company's ability to develop and introduce innovative new products to meet changing consumer preferences, litigation brought by any party in any court in Bermuda, the United States or any country in which the Company operates, regulatory and legislative actions in the countries in which the Company operates, disruptions in U.S., European and other international credit markets, exchange rate risks, trade barriers, exchange controls, expropriations, and other risks associated with foreign operations, the Company's debt leverage and the constraints it may impose, the costs, complexity and challenges of upgrading and managing our global information systems, the risks associated with information security breaches, the risks associated with tax audits and related disputes with taxing authorities, potential changes in laws, including tax laws, and the Company's ability to continue to avoid classification as a controlled foreign corporation.

Contacts:
ICR, Inc. Allison Malkin /Anne Rakunas (203) 682-8200 / (310) 954-1113	Sard Verbinnen & Co David Reno/Emily Deissler (212) 687-8080

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  Exhibit (a)(5)(E)
HELEN OF TROY ANNOUNCES PRELIMINARY RESULTS OF ITS TENDER OFFER
FORWARD-LOOKING STATEMENTS